Exhibit 99.2

ENDO ANNOUNCES APPOINTMENT OF DOUGLAS S. INGRAM AND

TODD B. SISITSKY TO ITS BOARD OF DIRECTORS

New Board Members Bring Extensive Industry Experience

DUBLIN, May 5, 2016 — Endo International plc (NASDAQ: ENDP) (TSX: ENL) today announced the appointment of Douglas S. Ingram, former president of Allergan, Inc. and current CEO of Chase Pharmaceuticals Corporation, and Todd B. Sisitsky, managing partner of TPG Capital, to its Board of Directors. The appointments are effective immediately.

“Endo recently embarked on a search for new Board members who would best complement, enhance and expand the Board’s capabilities. Doug and Todd are experienced leaders, and we are extremely pleased to welcome them to the Board. The breadth and scope of operational and transactional expertise and industry knowledge they bring to Endo are impressive,” said Roger Kimmel, Chairman of the Board of Endo. “We are looking forward to benefiting from their expertise as we guide the Company through the next phase of its evolution.”

“I am delighted by the addition of Doug and Todd to our Board of Directors. We believe there are many opportunities ahead for Endo as we execute on our strategic priorities, and we are confident we will benefit from their insights and new perspectives as we work to achieve the full potential of the Company,” said Rajiv De Silva, President and CEO of Endo. “We look forward to capturing those opportunities and positioning Endo for long-term growth and shareholder value creation.”

Mr. Ingram brings 20 years of biotech, pharmaceutical and medical device leadership and operational experience to Endo. He currently serves as Chief Executive Officer of Chase Pharmaceuticals Corporation, a clinical-stage biopharmaceutical company focused on the development and commercialization of improved treatments for neurodegenerative disorders. Until March 2015, Mr. Ingram was the president of Allergan, Inc., a global pharmaceutical company. In this role, he lead the company’s global commercial operations with responsibility for its broad portfolio of pharmaceutical, consumer and medical device products, including leading ophthalmology products such as RESTASIS® and LUMIGAN®; facial aesthetics products such as BOTOX®

Cosmetic and the JUVÉDERM® family of facial fillers; BOTOX® for therapeutic uses; and medical dermatology products such as ACZONE®. Prior to serving as Allergan’s president, Mr. Ingram led Allergan’s operations in Europe, Africa and the Middle East. Previously, he was Allergan’s executive vice president, chief administrative officer and secretary, leading Global Legal Affairs, Compliance, Internal Audit and Internal Controls, Human Resources, Regulatory Affairs and Safety and Global Corporate Affairs and Public Relations. Prior to joining Allergan in 1996, he was an attorney at Gibson, Dunn & Crutcher LLP. Mr. Ingram received his Juris Doctor, summa cum laude, from the University of Arizona and his bachelor of science, magna cum laude, from Arizona State University.

“I am very excited to join the Endo Board of Directors at this time of challenge but also of significant opportunity,” said Mr. Ingram. “Throughout my career, I have helped to build strong teams and successful organizations. I have repeatedly seen that the greatest successes come when teams and organizations rise to and overcome obstacles. I look forward to contributing as a Board member and working closely with the senior leadership team at Endo to create shareholder value by serving the medical community and improving patients’ lives.”

Mr. Sisitsky is the Managing Partner of TPG Capital, a member of the TPG Executive Committee, and co-leads the firm’s investment activities in the healthcare services and pharmaceutical/medical device sectors. He has held leadership roles in TPG’s investments in Aptalis, Biomet, Fenwal, Healthscope, IASIS Healthcare, Immocur, IMS Health, Surgical CareAffiliates and Par Pharmaceutical. TPG is a shareholder in Endo after receiving approximately 17 million shares of Endo equity at the close of the Par acquisition by Endo in September 2015 – the firm currently holds all of those shares. Prior to joining TPG in 2003, Mr. Sisitsky worked at Forstmann Little & Company and Oak Hill Capital Partners. He received an MBA from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar, and earned his undergraduate degree from Dartmouth College, where he graduated summa cum laude. Mr. Sisitsky also serves on the Campaign for Tobacco-Free Kids Board of Directors as well as the Dartmouth Medical School Board of Overseers.

“We have tremendous respect for Endo and its management team. Over the last few years, we’ve come to know the company well and seen it develop a leading pharmaceutical platform,” said Mr. Sisitsky. “We also worked alongside the Par team to grow, diversify, and differentiate their portfolio and platform, and we believe the Par business is a core part of Endo’s continued success. I look forward to joining the Board and working with the Endo team to support the next stage of their growth.”

About Endo International plc

Endo International plc (NASDAQ: ENDP) (TSX: ENL) is a global specialty pharmaceutical company focused on improving patients’ lives while creating shareholder value. Endo develops, manufactures, markets and distributes quality branded and generic pharmaceutical products as well as over-the-counter medications though its operating companies. Endo has global headquarters in Dublin, Ireland, and U.S. headquarters in Malvern, PA. Learn more at www.endo.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Canadian securities legislation including, among others, the statements by Messrs. Kimmel, De Silva, Ingram and Sisitsky. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect Endo’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Although Endo believes that these forward- looking statements and information are based upon reasonable assumptions and expectations, readers should not place undue reliance on them, or any other forward- looking statements or information in this news release. Investors should note that many factors, as more fully described in the documents filed by Endo with securities regulators in the United States and Canada including under the caption “Risk Factors” in Endo’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and with securities regulators in Canada on System for Electronic Document

Analysis and Retrieval (“SEDAR”) could affect Endo’s future financial results and could cause Endo’s actual results to differ materially from those expressed in the forward-looking statements contained in this press release. Endo assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities law.